Exhibit 99.1

CONTACT:	John Milligan (650) 522-5756

Susan Hubbard (650) 522-5715

For Immediate Release

GILEAD  SCIENCES  ANNOUNCES  SECOND  QUARTER  2003  FINANCIAL  RESULTS

- Record Viread® Sales of $167 Million -
- Total Revenues of $239 Million, Up 118 Percent over Second Quarter 2002 -
- EPS of $0.46 Per Share -

Foster City, CA, July 31, 2003 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the second quarter ended June 30, 2003.  Total revenues for the second quarter were $238.9 million, up 118 percent, compared to total revenues of $109.4 million for the second quarter of 2002.  Net income for the second quarter 2003 was $100.4 million, or $0.46 per diluted share, compared to net income of $19.7 million, or $0.10 per diluted share, for the second quarter of 2002.

Operating cash flow for the quarter improved to $59.4 million, compared with $1.2 million for the same period last year.

Net revenues from product sales totaled $230.7 million, up 146 percent from the second quarter of 2002.  This growth primarily was driven by higher revenues from Viread® (tenofovir disoproxil fumarate).  Sales of Viread were $167.0 million in the second quarter of 2003, up from $44.7 million in the second quarter of 2002 and $107.3 million in the first quarter of 2003.  Viread sales growth was primarily driven by higher prescription volume, a significant increase in U.S. wholesaler inventories and a favorable European currency environment compared to the same quarter last year.  Gilead estimates that increased stocking by U.S. wholesalers accounted for $25-30 million of Viread sales in the second quarter.  AmBisome® (amphotericin B) liposome for injection sales for the second quarter of 2003 were $51.2 million, an increase of 7 percent compared to the second quarter of 2002.  Reported AmBisome sales in the second quarter of 2003 were $7.0 million higher due to the favorable currency environment compared to the same quarter last year.  On a volume basis, AmBisome sales decreased by 4 percent in Europe compared to the second quarter 2002.  Sales of Hepsera® (adefovir dipivoxil 10 mg) totaled $12.4 million for the second quarter of 2003, up from $5.8 million in the first quarter of 2003.

“We are very pleased to report another quarter of significant increases in product revenues.  This strong growth was fueled primarily by increasing sales of Viread in all marketed territories and Hepsera’s uptake in the United States and introduction in Europe,” said John C. Martin, PhD, President and Chief Executive Officer of Gilead Sciences.  “We are focused on continuing this sales momentum and increasing our market share through robust clinical data and label expansions in key territories, as well as launching Emtriva™ (emtricitabine) for HIV.”

For the second quarter of 2003, royalty and contract revenues resulting from collaborations with corporate partners totaled $8.2 million, compared to $15.6 million in the second quarter of 2002.  The second quarter of 2002 included $8.0 million of milestone revenue recognized upon European approval of Tamiflu® (oseltamivir phosphate).  These revenues primarily relate to royalties on sales of AmBisome in the United States by Gilead’s co-promotion partner Fujisawa Healthcare and royalties on sales of Tamiflu by F. Hoffmann-La Roche.

- more -

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA phone 650 574 3000 facsimile 650 578 9264	www.gilead.com

July 31, 2003

Research and development (R&D) expenses for the second quarter of 2003 were $38.8 million, compared to  $30.9 million for the same quarter in 2002.  The higher expenses during the second quarter of 2003 are primarily attributable to the clinical trials associated with the development of Emtriva and other drug candidates from the Triangle Pharmaceuticals acquisition in January 2003.

Selling, general and administrative (SG&A) expenses for the three months ended June 30, 2003 were $60.2 million, compared to $41.6 million for the same quarter of 2002.  The increase in expenses is primarily due to increased global marketing efforts and the expansion of Gilead’s U.S. and European sales forces to support the commercial launches of Viread and Hepsera.

The net foreign exchange impact on earnings, including revenue and expenses generated from outside the United States, as well as hedging activity for the second quarter of 2003, was a favorable $8.9 million, due primarily to a strengthening Euro relative to the U.S. dollar.

Gilead also reported its results of operations for the six months ended June 30, 2003.  The company recorded net revenues from product sales of $386.6 million and aggregate contract and royalty revenues of $17.3 million.  Sales of Viread for the six months ended June 30, 2003 were $274.3 million, or 71 percent of product sales, up from $71.9 million, or 44 percent of product sales in the six months ended June 30, 2002.  AmBisome sales for the six months ended June 30, 2003 were $92.2 million, a 5 percent increase over the six months ended June 30, 2002.  Reported AmBisome sales in the first six months of 2003 were $13.2 million higher due to the favorable currency environment compared to the same period last year.  On a volume basis, AmBisome sales decreased by 7 percent in Europe compared to the first six months of 2002.  Net revenues of $404.0 million in the six months ended June 30, 2003 compare to net revenues of $187.8 million in the first six months of 2002, an increase of 115 percent.  Net revenues for the first six months of 2002 included product sales of $164.5 million and aggregate contract and royalty revenues of $23.3 million.

Net loss for the six months ended June 30, 2003 was $337.7 million, or $1.69 per share, including a charge of  $488.6 million for in-process research and development associated with the acquisition of Triangle in January 2003.  This compares to net income of $15.9 million, or $0.08 per diluted share for the six months ended June 30, 2002.  Excluding this in-process research and development charge, non-GAAP earnings would have been $150.9 million or $0.70 per diluted share for the six months ended June 30, 2003, which includes the impact of dilutive stock options and convertible debt.

Research and development expenses for the six months ended June 30, 2003 and 2002 were $79.9 million and $64.4 million, respectively.  The higher expenses during the first six months of 2003 are primarily attributable to the clinical trials associated with the development of Emtriva and other drug candidates from the Triangle acquisition.

Selling, general and administrative expenses for the six months ended June 30, 2003 were $107.8 million compared to $81.4 million for 2002.  The significant increase in expenses is primarily due to Gilead’s increased global marketing efforts and the expansion of Gilead’s U.S. and European sales forces to support the commercial launches of Viread and Hepsera.

As of June 30, 2003, the company had cash, cash equivalents and marketable securities of $681.4 million, compared to $942.4 million at December 31, 2002.  The decrease in cash, cash equivalents, and marketable securities is attributable to the completion of the acquisition of Triangle in January 2003.

Corporate Highlights

In June, Gilead announced that the company is ending its licensing agreement with Bukwang Pharm. Ind. Co., Ltd for the development and commercialization of clevudine.  Formerly known as L-FMAU, clevudine is an investigational pyrimidine nucleoside analogue currently in Phase I/II development for the treatment of chronic hepatitis B.  The termination will be effective August 6, 2003.

In July, Gilead announced that the registration statement relating to the Company’s 2% Convertible Subordinated Notes and the common stock into which the notes are convertible was declared effective by the Securities and Exchange Commission on July 9, 2003.

Products and Pipeline Highlights

“The recent FDA approval of Emtriva for the treatment of HIV is a significant achievement for Gilead, marking our second once-daily antiretroviral for HIV and our third antiviral to receive FDA approval in less than two years,” said Dr. Martin.  “In parallel with our successful efforts to gain approval of this product, we have made significant progress in co-formulating Emtriva with Viread, which could serve as a convenient and effective backbone for a once-daily treatment regimen in the fight against HIV.  In addition, this past quarter saw continued progress on the Viread front as the European Commission approved the expansion of the drug’s indication in all 15 member states of the European Union to include treatment-naïve patients.”

Viread for HIV/AIDS

In early April, the company announced details of the Gilead Access Program, which makes Viread available at no profit in every country in Africa and in 15 additional countries classified as “least developed” by the United Nations.

In late May, Gilead announced that the European Commission granted Marketing Authorisation to expand the indication of Viread to include the product’s use in antiretroviral-naïve HIV infected patients in all 15 member states of the European Union.  With the extension of this indication, Viread is now approved in Europe for broad use in combination with other antiretrovirals for the treatment of HIV-1 infected adults over 18 years of age, including patients initiating antiretroviral therapy as well as previously treated patients.

In June, Gilead announced 96-week data from an ongoing clinical trial in treatment-naïve patients confirming the low rate of resistance from previously reported studies in treatment-experienced patients.  The data are from Study 903, an ongoing three-year randomized, double-blind trial, which is being conducted in the United States, Europe and South America and were presented by Michael Miller, PhD, Director of Clinical Virology at Gilead Sciences, at the 12th International HIV Drug Resistance Workshop in Los Cabos, Mexico.

Emtriva for HIV/AIDS

On July 2, Gilead announced that the U.S. Food and Drug Administration (FDA) cleared for marketing Emtriva, a new 200 mg one-capsule, once-daily nucleoside reverse transcriptase inhibitor (NRTI) for the treatment of HIV infection in adults in combination with other antiretroviral medications.  Emtriva was evaluated in clinical trials of both treatment-naïve and treatment-experienced HIV patients and is Gilead Sciences’ second once-daily antiretroviral for the treatment of HIV.  The company is developing a fixed-dose co-formulation of Emtriva and Viread, which could potentially be available by early 2005.

Hepsera for Chronic Hepatitis B

In early April, Gilead presented positive 96-week results from a study of Hepsera in patients with hepatitis B “e” antigen-negative (HBeAg-negative, or precore mutant) chronic hepatitis B virus (HBV).  These results were presented at the 11th International Symposium on Viral Hepatitis and Liver Disease (ISVHLD) in Sydney, Australia.

Following the marketing approval of Hepsera in the European Union in March of this year, Gilead has priced and launched the product in the United Kingdom, Germany, France, Ireland and Portugal.

Conference Call

At 4:30 p.m. today Gilead will webcast a conference call live on the company’s Internet site to discuss its quarterly results and outlook.  During the call, Gilead will be discussing additional financial and statistical information. That information can be found on the company’s website at www.gilead.com, under “About Gilead,” “Investors.”  To access the live webcast or the archive via the Internet, which will be available until the announcement of the next quarterly call, log on to www.gilead.com.  Please connect to the company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to view the webcast.

Alternatively, please call 1-800-967-7140 (U.S.) or 1-719-457-2629 (international) to access the call.  Telephone replay is available approximately two hours after the call through 8:30 p.m. ET, August 3, 2003.  To access, please call 1-888-203-1112 (U.S.) or 1-719-457-0820 (international).  The conference ID number is 122140

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes therapeutics to advance the care of patients suffering from life-threatening diseases worldwide.  The company has seven marketed products and focuses its research and clinical programs on anti-infectives.  Headquartered in Foster City, CA, Gilead has operations in the United States, Europe and Australia.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those that can affect Gilead’s future financial results, including those relating to: revenues, research and development expenses, and selling, general and administrative expenses, the efficacy of any marketed or pipeline development products, the ability and timing to file for or obtain marketing approval for Gilead’s pipeline development products, synergies associated with the acquisition of Triangle or the competitive positioning of its marketed or pipeline development products. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially.  These risks and uncertainties include those that can cause fluctuations in our financial results, such as our ability and the ability of our partners to successfully market our products and maintain revenue growth, in particular our ability to sustain the uptake and revenues for Viread; our ability to generate additional positive clinical data and expand the labels for our existing products, our ability to control the timing and amount of spending in our research and clinical programs; our ability to develop and obtain regulatory approval of a co-formulated product by early 2005 or at all, our ability to accurately estimate inventory levels as we must make a great deal of assumptions and must rely on incomplete data to make these estimations; fluctuations in foreign currency against the U.S. dollar; our ability to achieve and the timing of milestones, as well as risk and uncertainties that affect our future prospects such as the risk that we may not continue to observe the safety, tolerability and efficacy data for Viread, Hepsera and Emtriva that we are observing today; the risk that we may not obtain European marketing approval for Emtriva and may not be able to promptly launch these products in these territories following any such approvals; and other risks identified from time to time in the company’s reports filed with the U.S. Securities and Exchange Commission.

The company directs readers to its Annual Report on Form 10-K, for the year ended December 31, 2002, filed in March 2003.  Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

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Viread, AmBisome and Hepsera are registered trademarks and Emtriva is a trademark of Gilead Sciences, Inc.
Tamiflu is a registered trademark of F. Hoffmann-La Roche.

For more information on Gilead Sciences, please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Revenues:

Product sales	$230,668	$93,788	$386,632	$164,499
Royalty revenue	7,035	6,737	14,419	12,114
Contract revenue	1,167	8,838	2,924	11,166

Total revenues	238,870	109,363	403,975	187,779

Cost of goods sold	32,106	17,718	53,478	29,760

Gross profit	206,764	91,645	350,497	158,019

Operating expenses:
Research and development	38,795	30,851	79,935	64,405
Selling, general and administrative	60,197	41,600	107,788	81,363
In-process research and development	—	—	488,599	—

Total operating expenses	98,992	72,451	676,322	145,768

Income (loss) from operations	107,772	19,194	(325,825)	12,251

Interest income	3,444	4,610	7,261	10,221
Interest expense	(5,569)	(3,455)	(11,183)	(6,937)

Income (loss) before provision for (benefit from) income taxes	105,647	20,349	(329,747)	15,535

Provision for (benefit from) income taxes	5,275	638	7,935	(326)

Net income (loss)	$100,372	$19,711	$(337,682)	$15,861

Net income (loss) per share - basic	$0.50	$0.10	$(1.69)	$0.08

Net income (loss) per share - diluted(1)	$0.46	$0.10	$(1.69)	$0.08

Shares used in per share calculation - basic	200,236	195,167	199,288	194,487

Shares used in per share calculation - diluted(1)	230,340	206,385	199,288	206,204

Notes:

(1)          In accordance with Statement of Financial Accounting Standard No. 128, using the If-Converted Method, interest expense related to convertible debt of $4.6 million has been added back to net income for purposes of calculating diluted net income per share for the quarter ended June 30, 2003.  The shares used in the calculation of net income per diluted share for the quarter ended June 30, 2003 includes the effect of 12.6 million stock options outstanding, the effect of the $345.0 million 2% convertible senior debt, which converts to approximately 7.3 million shares, and the effect of the $250.0 million 5% convertible subordinated debt, which converts to approximately 10.2 million shares.  The diluted per share calculations of previous periods did not include the effect of the convertible debt as it was antidilutive.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2003	December 31, 2002
	(unaudited)	(note 1)
Assets
Cash, cash equivalents and marketable securities	$681,443	$942,374
Other current assets	282,328	241,386
Total current assets	963,771	1,183,760
Property, plant and equipment, net	70,760	67,727
Other noncurrent assets	40,331	36,696
	$1,074,862	$1,288,183
Liabilities and stockholders’ equity
Current liabilities	$136,589	$104,892
Long-term obligations	611,267	611,950
Stockholders’ equity	327,006	571,341
	$1,074,862	$1,288,183

Notes:

(1)          Derived from audited financial statements at that date.

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

The non-GAAP financial information presented below is utilized by Gilead management to help gain a better understanding of the comparative operating performance of the Company. The Company believes that the presentation of this non-GAAP financial table is useful in excluding those unusual activities or transactions that are not necessarily relevant to obtaining an understanding of the trends in the results of the Company.

		Six months ended June 30, 2003		Six months ended June 30, 2002
	GAAP	Adjustments (1)	Non-GAAP	GAAP
Revenues:
Product sales	$386,632		$386,632	164,499
Royalty revenue	14,419		14,419	12,114
Contract revenue	2,924		2,924	11,166
Total revenues	403,975		403,975	187,779

Cost of goods sold	53,478		53,478	29,760

Gross profit	350,497		350,497	158,019

Operating expenses:
Research and development	79,935		79,935	64,405
Selling, general and administrative	107,788		107,788	81,363
In-process research and development	488,599	(488,599)	—	—

Total operating expenses	676,322	(488,599)	187,723	145,768

Income (loss) from operations	(325,825)	488,599	162,774	12,251

Interest income	7,261		7,261	10,221
Interest expense	(11,183)		(11,183)	(6,937)

Income (loss) before provision for (benefit from) income taxes	(329,747)	488,599	158,852	15,535

Provision for (benefit from) income taxes	7,935		7,935	(326)

Net income (loss)	$(337,682)	$488,599	$150,917	$15,861

Net income (loss) per share - basic	$(1.69)		$0.76	$0.08

Net income (loss) per share - diluted	$(1.69)		$0.70	$0.08

Shares used in per share calculation - basic	199,288		199,288	194,487

Shares used in per share calculation - diluted	199,288		228,257	206,204

Notes:

(1)          The adjustment reflects the in-process research and development charge from the acquisition of the net assets of Triangle Pharmaceuticals, Inc.